Exhibit 99.1

Company Contact:

Guy Hicks

e-mail: guy.hicks@interdigital.com

Media Contact:

Dawn Goldstein

e-mail: dawn.goldstein@interdigital.com

Investor Contact:

Janet Point

e-mail: janet.point@interdigital.com

(610) 878-7800

FOR IMMEDIATE RELEASE

INTERDIGITAL SIGNS ROYALTY-BEARING GLOBAL 2G GSM/TDMA AND 2.5G

GSM/GPRS/TDMA PATENT LICENSE AGREEMENTS WITH ERICSSON AND SONY

ERICSSON

InterDigital and Ericsson Settle Long-Standing Patent Infringement Litigation

Agreements Define Financial Terms for Nokia and Samsung Royalty Obligations on

2G GSM/TDMA and 2.5G GSM/GPRS/TDMA Products Under Existing Patent License Agreements

King of Prussia, PA, March 17, 2003 . . . InterDigital Communications Corporation (Nasdaq: IDCC), a leading architect, designer and provider of wireless technology and product platforms, today announced that its subsidiary, InterDigital Technology Corporation (ITC), has entered into worldwide, royalty-bearing license agreements with Telefonaktiebolaget LM Ericsson and Ericsson Inc. (Ericsson) and Sony Ericsson Mobile Communications AB (Sony Ericsson) for sales of terminal units and infrastructure products compliant with Second Generation (2G) GSM/TDMA and 2.5G GSM/GPRS/TDMA standards. The licensed products exclude any product compliant with Third Generation (3G) standards. These agreements resolve a long-standing patent infringement litigation with Ericsson scheduled for trial in May 2003. Ericsson also has granted an option to InterDigital for a Reference Design License and Support Agreement for Ericsson’s GSM/GPRS/UMTS platform.

The license agreements with Ericsson and Sony Ericsson establish the financial terms necessary to define the royalty obligations of Nokia Corporation (Nokia) and Samsung Electronics Co. Ltd. (Samsung) on 2G GSM/TDMA and 2.5G GSM/GPRS/TDMA products under their existing patent licensing agreements with ITC. Under the most favored licensee (MFL) provision applicable to their respective patent licenses, both companies are obligated to pay royalties on sales of covered products from January 1, 2002 by reference to the terms of the Ericsson and Sony Ericsson licenses. The MFL terms include provisions for a period of review, negotiation, and dispute resolution with regard to the determination of royalty obligations of Nokia and Samsung. Based on the Company’s application of the MFL provision, currently available third party estimates of Nokia’s and Samsung’s sales of covered products in 2002, and the Company’s assumptions regarding such items as Nokia’s and Samsung’s sales mix, selling prices, and market share, the Company projects that Nokia’s royalty obligation for 2002 could be in the range of $100 million to $120 million and Samsung’s royalty obligation for 2002 could be in the range of $22 million to $27 million. Further, based on the application of the MFL provision and assumptions noted above, recent market forecasts, and the prepayment of royalties (net of related discounts) consistent with the terms of the Ericsson and Sony Ericsson agreements, the Company projects that 2003 royalty revenue from Nokia could be in the range of $80 million to $90 million, 2003 royalty revenue from Samsung could be in the range of $20 million to $24 million, and the aggregate prepayment of royalties from Nokia and Samsung for 2003 and 2004 could be in the range of $180 million to $220 million. Once these initial prepayments are exhausted, Nokia and Samsung can either make additional prepayments (net of related discounts) for twenty-four month periods, or pay royalties at the base rate on sales through 2006. The Company will not record revenue associated with the Nokia and Samsung license agreements until all elements required for revenue recognition are met.

“The licensing of Ericsson and Sony Ericsson is an important accomplishment within our strategic framework and a milestone event for our Company,” said Howard Goldberg, President and Chief Executive Officer. “With respect to our intellectual property activities, these agreements increase our global leverage in patent licensing, affirm the market value of our technology and patented inventions, and set the financial terms that will accelerate the receipt of royalty payments from Nokia and Samsung. We also are taking a positive step forward with Ericsson consistent with our broader strategic objective of creating enterprise value by combining patent and technology licensing with a product-oriented business relationship.”

ITC expects to receive aggregate payments of approximately $34 million from Ericsson and Sony Ericsson related to sales of terminal and infrastructure products through December 31, 2002. For periods thereafter through 2006, Sony Ericsson will be obligated to pay ITC a royalty on each licensed product sold. In addition, Sony Ericsson will make non-refundable advance royalty payments to ITC in 2003 covering Sony Ericsson’s projected sales in 2003 and 2004. In exchange for such prepayments, Sony Ericsson will be given certain royalty rate discounts. Once this initial prepayment is exhausted, Sony Ericsson can either make additional prepayments (net of related discounts) for twenty-four month periods, or pay royalties at the base rate on sales through 2006. Under terms of its agreement, Ericsson will pay ITC an annual license fee of $6 million for sales of covered infrastructure equipment for each of the years 2003 through 2006.

Given the multi-faceted nature of the agreements with Ericsson and Sony Ericsson, the Company has not finalized the manner in which certain elements of the agreements will be recognized in the Company’s financial statements.

William J. Merritt, President of ITC, stated, “We are very pleased to announce the completion of these agreements with Ericsson and Sony Ericsson. ITC has now licensed 25 manufacturers representing approximately 70% of the worldwide 2G GSM/TDMA and 2.5G GSM/GPRS/TDMA terminal market. These agreements will build upon the momentum of our ongoing 2G and 3G licensing efforts, strengthened by the market impact of establishing licensing rates for Nokia and Samsung, two key industry leaders.”

The Company will host a conference call on Monday, March 17, at 12:00 noon Eastern Standard Time to discuss the Ericsson license agreements, the settlement, and their impact on the Company. To access the conference call within the U.S. and Canada, please dial (877) 505-0448. International participants may access the call by dialing (706) 679-3165. Please dial in to the call by 11:50 a.m. Eastern Standard Time on March 17 and ask the operator for the InterDigital Conference call.

InterDigital also will provide access to the call on its web site at: www.interdigital.com. The Company encourages participants to take advantage of the Internet option if possible. For the Internet broadcast, click on the microphone icon next to “Live Web Cast” on the Home Page and you will link to the web cast. In preparation for the web cast, InterDigital recommends that you complete the Pre-Event System Test.

In addition, a replay of the conference call will be available for 48 hours after the completion of the call. To access the recorded replay, dial (800) 642-1687 and use the confirmation code 9233060. International participants may access the replay by dialing (706) 645-9291 and using the confirmation code 9233060. A replay of the conference call also will be available on our website.

About InterDigital

InterDigital architects, designs and provides advanced wireless technologies and products that drive voice and data communications. The Company offers technology and product solutions for mainstream wireless applications that deliver cost and time-to-market advantages for its customers. InterDigital has a strong portfolio of patented technologies covering 2G, 2.5G and 3G standards, which it licenses worldwide. For more information, please visit InterDigital’s web site: www.interdigital.com.

This press release contains forward-looking statements reflecting, among other things, the Company’s beliefs, plans, and expectations as to: (i) receipt, timing, amount, and calculation of royalty payments and certain prepayments from Ericsson, Sony Ericsson, Nokia, and Samsung and the royalty obligations of those parties, as well as revenue recognition of such royalties; (ii) the effect of the Ericsson and Sony Ericsson licensing agreements on the royalty obligations of Nokia and Samsung under their licensing agreements; (iii) the effect of the Ericsson and Sony Ericsson licensing agreements and establishing licensing rates for Nokia and Samsung on both the Company’s licensing efforts and the value of the Company’s technology and patented inventions; (iv) the Company taking a positive step forward with Ericsson; and (v) creating enterprise value through combining patent and technology licensing with a product-oriented business relationship. Words such as “expect”, “could”, “project”, “estimate”, “will”, “strategic objective”, “assumption”, “forecast” or similar expressions are intended to identify such forward-looking statements.

Forward-looking statements are subject to risks and uncertainties. Actual outcomes could differ materially from those expressed in any such forward-looking statements due to a variety of factors in addition to those specifically identified in such statements including, but not limited to: (i) any disputes, and the length and resolution of any disputes, as to the applicability of the terms of the Ericsson and Sony Ericsson licensing agreements to the royalty obligations of Nokia and Samsung under their licensing agreements; (ii) the review, negotiation and dispute resolution processes permitted under Nokia’s and Samsung’s license agreements and/or the results therefrom which could (a) cause delays in payment or cause changes in the anticipated amounts owed and/or paid by such parties, (b) impact anticipated leverage in patent licensing, and (c) impact our objective of combining licensing with a product-oriented business relationship; (iii) the financial inability or the unwillingness of any licensee to satisfy all of their royalty obligations on the terms we expect; (iv) a delay in the revenue recognition of royalties due to the financial inability or unwillingness of any licensee to satisfy its royalty obligations; (v) deterioration of the financial condition of any licensee, including any termination or rejection of any license resulting therefrom; (vi) legal and other proceedings that could adversely affect the validity of any license agreement and the royalty obligations or payments thereunder, or result in rejection or modification of any license agreement; (vii) failure of 2G and 2.5G sales to meet market forecasts whether due to global economic conditions, political instability, competitive technologies or otherwise; (viii) the impact of prepayment discounts or lack thereof and the accuracy of estimates by the licensees related thereto; (ix) the actual number and selling price of covered terminal units sold by our licensees; (x) any actual deviation from the assumptions made by the Company, including those related to product mix, sales prices, and market share of the licensees; (xi) a failure by any licensee to realize our or market projections for sales of covered products; (xii) the failure of the parties to agree to acceptable terms relating to the Company’s use of Ericsson’s GSM/GPRS/UMTS platform; (xiii) as well as other factors listed in the Company’s most recently filed 10-K and 10-Q. InterDigital undertakes no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

InterDigital is a registered trademark of InterDigital Communications Corporation. All other trademarks are the property of their respective owners.